UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 5, 2003
Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	000-30700	84-1524410
(State or other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

6430 S. Fiddlers Green Circle, Suite 225
Greenwood Village, Colorado 80111
(Address of Principal Executive Offices)

(303) 220-7990
Registrant’s telephone number, including area code

Item 5. Other Events and Regulation FD Disclosure
Item 7. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1 Note Purchase Agreement
EX-10.2 10.25% Senior Unsecured Discount Note
EX-10.3 Amendment to Credit, Security Agreement
EX-99 Press Release

Item 5. Other Events and Regulation FD Disclosure

     Attached as an exhibit to this Report is a press release dated August 5, 2003, of Crown Media Holdings, Inc. (“Crown Media”). The press release announces a sale of a $400 million senior unsecured note to HC Crown Corp (the “Note”), a subsidiary of Hallmark Cards, Incorporated, the repurchase of all preferred securities of Crown Media Trust and related contingent appreciation certificates issued by Crown Media, and other matters. Also attached as exhibits are copies of the Note Purchase Agreement, the Note and Amendment No. 6 to the Company’s bank credit facility.

     The Note Purchase Agreement contains certain covenants which restrict on the part of Crown Media and its subsidiaries, among other matters, the incurrence of any additional indebtedness, the repurchase or other acquisitions of Crown Media stock, investments in other parties and the incurrence of liens. As a fee for the sale of the Note, Crown Media paid $3 million to HC Crown Corp.

     Amendment No. 6 to the bank credit facility of Crown Media permits the sale of the Note, permits the repurchase of the preferred securities and amends certain financial covenants of Crown Media, including required levels of EBITDA, the base amount used in the calculation of the required minimum net worth and a maximum Leverage Ratio.

     The above summary descriptions of agreements involving Crown Media are qualified in their entirety by reference to the agreements to which the summary description relates, each of which has been filed with the Securities and Exchange Commission.

Item 7. Financial Statements and Exhibits

     The following exhibits are filed with this Report:

Exhibit No.	Document

10.1	Note Purchase Agreement, dated August 5, 2003 between Crown Media and HC Crown Corp.

10.2	10.25% senior unsecured discount note dated August 5, 2003 issued by Crown Media.

10.3	Amendment No. 6, dated August 5, 2003 to the Credit, Security, Guaranty and Pledge Agreement, dated as of August 31, 2001, as amended, among Crown Media, Guarantors, Lenders and JP Morgan Chase Bank as Administrative Agent and Issuing Bank for the Lenders.

99	Press Release of Crown Media Holdings, Inc. dated August 5, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date	August 6, 2003	By	/s/ William J. Aliber

William J. Aliber
Executive Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Note Purchase Agreement, dated August 5, 2003 between Crown Media and HC Crown Corp.

10.2	10.25% senior unsecured discount note dated August 5, 2003 issued by Crown Media.

10.3	Amendment No. 6, dated August 5, 2003 to the Credit, Security, Guaranty and Pledge Agreement, dated as of August 31, 2001, as amended, among Crown Media, Guarantors, Lenders and JP Morgan Chase Bank as Administrative Agent and Issuing Bank for the Lenders.

99	Press Release of Crown Media Holdings, Inc. dated August 5, 2003.